About UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
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[ ]	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Invesco QQQ TrustSM, Series 1

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Attention Invesco QQQ ETF Shareholders:

Help Modernize the Invesco QQQ ETF!

A Special Meeting of Shareholders of the Invesco QQQ TrustSM Series 1 (“QQQ”) is scheduled to be held on October 24, 2025. Vote now to approve proposals at the meeting designed to improve the shareholder experience while keeping the same investment exposure.

What does this mean for YOU as a QQQ shareholder?

Lower fees – down 10%	No Change to Share Value

Not a Taxable Event	No Investment Changes

Approximately $70 Million Annual Savings for

Shareholders at Current Asset Levels

What are the proposals?

1)	To approve amendments to QQQ’s governing documents to change QQQ’s classification under the Investment Company Act of 1940 from a unit investment trust to an open-end fund.

2)	To elect 9 Trustees to serve on a newly established Board of Trustees of QQQ.

3)	To approve an investment advisory agreement between QQQ and Invesco Capital Management LLC (“Invesco”).

How can I vote my shares?

1)  Follow the voting instructions listed on your proxy card.

2)  If you have any questions or need assistance in voting, please contact Invesco’s proxy solicitor, Sodali & Co. Fund Solutions, toll-free at 1-800-886-4839. Hours of Operation:

●   Monday – Friday: 10:00 am to 11:00 pm ET

●   Saturday: 12:00 pm to 5:00 pm ET

VOTE NOW

Calls and mailings will STOP within 5 business days

once you vote your shares.

To receive a free copy of the Proxy Statement, please call the Trust’s solicitor toll free at 1-800-886-4839 or go to https://proxyvotinginfo.com/p/qqq

QQQ R2 S19597

PO Box 211230, Eagan, MN 55121-9984

IMMEDIATE ACTION NEEDED BELOW

Invesco QQQ TrustSM, Series 1

Dear Shareholder:

We are writing to ask you to call us in connection with your investment in the Invesco QQQ TrustSM, Series 1 (the “Trust” or “QQQ”).

1-800-887-2299

Invesco is working with Sodali & Co. Fund Solutions to connect with QQQ shareholders.

Please call them at your earliest convenience. Hours of Operation:

•	Monday – Friday from 10:00 a.m. to 11:00 p.m. ET
•	Saturday from 12:00 p.m. to 5:00 p.m. ET

Please have your reference number(s) below ready, and a representative will assist you. Thank you in advance for your support.

REFERENCE NUMBER(S):

To receive a free copy of the Proxy Statement, please call the Trust’s solicitor toll free at 1-800-887-2299 or go to https://proxyvotinginfo.com/p/qqq

QQQ – IA2